Exhibit 2.3

FUNDREBEL DEAN, LLC

SHARE DESIGNATION

Class A Common Shares
Class B Common Shares

The undersigned, being the Manager of FUNDREBEL DEAN, LLC, a Delaware limited liability company (the “Company''), hereby adopts the following as a “Share Designation” pursuant to Section 3.2(a) of the Limited Liability Company Operating Agreement dated ___________, 2022 (the “LLC Agreement”):

1.    Definitions. Capitalized terms that are not defined in this Share Designation shall have the meanings given to them in the LLC Agreement.

2.    Authorization of Classes. The Company shall have the authority to issue two classes of Common Shares:

2.1. up to 1,500,000 (one-million-five-hundred-thousand) shares designated as “Class A Common Shares”, having no par value, with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in this Share Designation for Class A Common Shares;

2.2. up to 6,000,000 (six-million) shares designated as “Class B Common Shares” having no par value, with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in this Share Designation for Class B Common Shares.

3.    Distributions.

3.1. Definitions. The following definitions shall apply for purposes of this Section 3:

3.1.1. “Capital Proceeds” means the gross cash receipts received by the Company from a Capital Transaction.

3.1.2. “Class A Capital Contributions” means, as of the date of any distribution of Operating Cash Flow to Holders of Class A Common Shares, the aggregate Capital Contributions attributable to the Class A Common Shares then outstanding.

3.1.3. “Class A Catchup Return” means, as of the date of any distribution of Operating Cash Flow to Holders of Class A Common Shares that reduces the Class A Common Unpaid Preferred Return to zero (0,) an amount equal to three and four tenths percent (3.4%) of the aggregate distributions of Class A Preferred Return theretofore paid to Holders of Class A Common Shares less the amount of any prior payments of Class A Catchup Return paid to Sponsor.

3.1.4. “Class A Common Operating Cash Flow” means with respect to each amount of Operating Cash Flow that the Manager determines to distribute to all Holders of Shares, the product of (a) the amount of Operating Cash Flow to be distributed, multiplied by (b) a fraction, the numerator of which is the amount of Class A Capital Contributions and the denominator is the aggregate amount of all Capital Contributions from all Holders of Shares in the Company.

3.1.5. “Class A Common Preferred Return” means, as of the date of any distribution of Operating Cash Flow to Holders of Class A Common Shares, a cumulative non-compounded annual return on Class A Unreturned Invested Capital of eight percent (8%).

3.1.6. “Class A Common Shares” means Shares originally sold to Holders making a minimum aggregate Capital Contribution to the Company of not less than One Million Dollars ($1,000,000) and Shares sold by the Company that the Manager determines, in its sole discretion, to designate as Class A Common Shares.

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3.1.7. “Class A Common Unpaid Preferred Return” means, as of the date of any distribution of Operating Cash Flow the amount of the accrued Class A Common Preferred Return less the aggregate distributions of Class A Common Preferred Return under Section 3.2.1(a) of this Share Designation.

3.1.8. “Class A Common Unreturned Capital” means, with respect to a Class A Common Share, the greater of (a) zero (0), and (b) the difference obtained by subtracting the sum of all distributions made with respect to such Class A Common Share under Section 3.2.1(c) of this Share Designation from the Capital Contribution attributable to the Class A Common Share.

3.1.9. “Class A Net Capital Proceeds” means, as of the date of any distribution of Net Capital Proceeds to Holders of Class A Common Shares that the Manager determines to distribute to all Holders of Shares, the product of (a) the amount of Net Capital Proceeds to be distributed to all Holders of Shares, multiplied by (b) a fraction, the numerator of which is the amount of Class A Capital Contributions and the denominator is the aggregate amount of all Capital Contributions from all Holders of shares in the Company.

3.1.10. “Class A Unreturned Invested Capital” means, as of any date, the aggregate sum of the Class A Common Unreturned Capital for all Holders of Class A Common Shares.

3.1.11. “Class B Capital Contributions” means, as of the date of any distribution of Operating Cash Flow to Holders of Class B Common Shares, the aggregate Capital Contributions attributable to the Class B Common Shares then outstanding.

3.1.12. “Class B Catchup Return” means, as of the date of any distribution of Operating Cash Flow to Holders of Class B Common Shares that reduces the Unpaid Class B Preferred Return to zero (0), means an amount equal to two and five tenths percent (2.5%) of the aggregate distributions of Class B Preferred Return theretofore paid to Holders of Class B Common Shares less the amount of any prior payments of Class B Catchup Return paid to Sponsor.

3.1.13. “Class B Common Operating Cash Flow” means with respect to each amount of Operating Cash Flow that the Manager determines to distribute to all Holders of Shares(a) the product of (a) the amount of Operating Cash Flow to be distributed, multiplied by (b) a fraction, the numerator of which is the amount of Class B Capital Contributions and the denominator is the aggregate amount of all Capital Contributions from all Holders of shares in the Company.

3.1.14. “Class B Common Preferred Return” means, as of the date of any distribution of Operating Cash Flow to Holders of Class B Common Shares, a cumulative non-compounded annual return on Class B Unreturned Invested Capital of six percent (6%).

3.1.15. “Class B Common Unreturned Capital” means, with respect to a Class B Common Share, the difference obtained by subtracting the sum of all distributions made with respect to such Class B Common Share under Section 3.2.1(c) of this Share Designation from the Capital Contribution attributable to the Class B Common Share.

3.1.16. “Class B Common Shares” means Shares originally sold to Holders making a minimum aggregate Capital Contribution to the Company of not less than One Hundred Thousand Dollars ($100,000) and Shares sold by the Company that the Manager determines, in its sole discretion, to designate as Class B Common Shares.

3.1.17. “Class B Common Unpaid Preferred Return” means, as of the date of any distribution of Operating Cash Flow the amount of the accrued Class B Common Preferred Return less the aggregate distributions of Class B Common Preferred Return under Section 3.2.2(a) of this Share Designation.

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3.1.18. “Class B Net Capital Proceeds” means, as of the date of any distribution of Net Capital Proceeds to Holders of Class B Common Shares that the Manager determines to distribute to all Holders of Shares, the product of (a) the amount of Net Capital Proceeds to be distributed to all Holders of Shares, multiplied by (b) a fraction, the numerator of which is the amount of Class B Capital Contributions and the denominator is the aggregate amount of all Capital Contributions from all Holders of shares in the Company.

3.1.19. “Class B Unreturned Invested Capital” means, as of any date, the aggregate sum of the Class B Common Unreturned Capital for all Holders of Class B Common Shares.

3.1.20. “Holder” means a holder of any Share, of any Class.

3.1.21. “Operating Cash Flow” means the cash flow from the operations of the Company other than Capital Contributions, proceeds from borrowings and Net Capital Proceeds taking into account all revenue and all expense (including but not limited to debt service and the fees and charges payable to the Manager and its affiliates), and after establishing such reserves against future needs as the Manager shall determine.

3.1.22. “Property” means a property owned by the Company.

3.2 Distributions of Operating Cash Flow. Within thirty (30) days after the end of each calendar year, or at such other more frequent intervals as the Manager shall determine, the Company shall distribute is Operating Cash Flow as follows:

3.2.1. An amount equal to the Class A Common Operating Cash Flow for such distribution shall be distributed as follows:

(a)	First, an amount equal to the Class A Common Unpaid Preferred Return shall be distributed to the Class A Commons who have a Class A Common Unpaid Preferred Return and if the amount is not sufficient to pay the Class A Common Unpaid Preferred Return in full, the amount shall be distributed to the Holders of Class A Common Shares on a pro rata basis based on the respective amount of Class A Common Unpaid Preferred Return due to the Holders of Class A Common Shares.

(b)	Second, an amount up to the Class A Catchup Return shall be paid to the Sponsor.

(c)	Third, any remaining Class A Common Operating Cash Flow shall be distributed seventy percent (70%) to the Holders of Class A Common Shares on a pro rata basis based on the number of Class A Shares owned by the respective Holders of Class A Common Shares and thirty percent (30%) to the Sponsor.

3.2.2. An amount equal to the Class B Common Operating Cash Flow for such distribution shall be distributed as follows:

(d)	First, an amount equal to the Class B Common Unpaid Preferred Return shall be distributed to the Class B Commons who have a Class B Common Unpaid Preferred Return and if the amount is not sufficient to pay the Class B Common Unpaid Preferred Return in full, the amount shall be distributed to the Holders of Class B Common Shares on a pro rata basis based on the respective amount of Class B Common Unpaid Preferred Return due to the Holders of Class B Common Shares.

(e)	Second, an amount up to the Class B Catchup Return shall be distributed to the Sponsor.

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(f)	Third, any remaining Class B Common Operating Cash Flow shall be distributed seventy percent (70%) to the Holders of Class B Common Shares on a pro rata basis based on the number of Class B Shares owned by the respective Holders of Class B Common Shares and thirty percent (30%) to the Sponsor.

3.3   Distribution of Net Capital Proceeds. Net Capital Proceeds shall be distributed from time to time as determined by the Manager as follows:

(a)	An amount equal to the Class A Common Net Capital Proceeds shall be distributed seventy percent (70%) to the Holders of Class A Common Shares on a pro rata basis based on the number of Class A Shares owned by the respective Holder of Class A Common Shares and thirty percent (30%) to the Sponsor.

(b)	An amount equal to the Class B Common Net Capital Proceeds shall be distributed seventy percent (70%) to the Holders of Class B Common Shares on a pro rata basis based on the number of Class B Common Shares owned by the respective Holder Class B Common Shares and thirty percent (30%) to the Sponsor.

4.    Price. All Class A Common Shares and B Common Shares shall be offered for Ten Dollars (10.00) for each Share.

5.    Other Rights. All Class A Common Shares and Class B Common Shares shall otherwise have the same voting and other rights as provided in the Operating Agreement of the Company for Common Shares.

6.    Amendment of Rights. The Company shall not amend, alter or repeal the preferences, special rights or other privileges of the Class A Common Shares and Class B Common Shares so as to affect adversely the Class A Common Shares or the Class B Common Shares vis-à-vis any other class of Shares, without the consent of the Holders of a majority of the then-outstanding Class A Common Shares and/or Class B Common Shares, as applicable.

7.     Other Classes. The Company may issue one or more series of Shares with rights superior to those of the Class A Common Shares and Class B Common Shares, provided that such Shares may not be owned by Manager, Sponsor or their Affiliates.

8.     Preemptive Rights. The Holders of Class A Common Shares and Class B Common Shares shall have no preemptive rights or other rights to subscribe or purchase additional securities of the Company.

FUNDREBEL DEAN, LLC

By:	FundRebel LLC
As Manager

By:	/s/ Mark Drachman
Mark Drachman, Manager of FundRebel LLC

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